Exhibit 2.1


                                    AGREEMENT
                     CONCERNING THE EXCHANGE OF COMMON STOCK
                                     BETWEEN
                              STRATEGIA CORPORATION
                                       AND
                          PROPRIETARY INDUSTRIES, INC.

     AGREEMENT, made as of the 1st day of December, 2000, by and between Strategia Corporation, a Kentucky corporation ("SAEA") and Proprietary Industries, Inc., a corporation organized under the Business Corporations Act (Alberta) ("PPI"), and joined in by EnerGCorp, Inc., a Florida corporation ("EGCI").

                                    RECITALS

     WHEREAS, SAEA desires to acquire from PPI 142,936,749 shares of EGCI (representing approximately 94% of the issued and outstanding shares of common stock of EGCI) in exchange for an aggregate of shares of its authorized but unissued common and preferred shares, and;

     WHEREAS, EGCI is joining this Agreement in order to make certain representations and warranties to induce SAEA to enter this Agreement;

     NOW, THEREFORE, in consideration of the above premises, the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:


                                    ARTICLE I

                               EXCHANGE OF SHARES

     1.1 Issuance of Shares. Subject to all of the terms and conditions of this Agreement, SAEA agrees at the Closing to issue to PPI 10,000,000 shares of its authorized but unissued common stock and 134,976 shares of a series of its authorized but unissued preferred stock (the "Preferred Stock") with terms as set forth on Exhibit A to this Agreement (collectively, the "Shares"). Promptly upon execution of this Agreement, SAEA shall take such actions as are necessary to authorize the creation and issuance of the Preferred Stock in accordance with this Agreement. In exchange for SAEA's issuance and delivery of the Shares to PPI, PPI shall transfer to SAEA 142,936,749 shares of common stock of EGCI representing approximately 94% of the outstanding shares of EGCI (the "EGCI Stock").

     1.2 Exemption From Registration. The parties hereto intend that the issuance of the Shares by SAEA to PPI shall be exempt from the registration requirements of the Securities Act of 1933, as amended ("the Act"), pursuant to section 4(2) of the Act and the rules and regulations promulgated thereunder.
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The parties similarly understand that the issuance of the Shares by SAEA to PPI will not be registered or qualified with, or reviewed by, any state securities administrator in reliance on similar exemptions. PPI understands and agrees that the Shares must be held indefinitely by it unless the sale thereof is registered under the Act and applicable state law, or exemptions from such registrations are available. Similarly, the parties understand and acknowledge that the transfer of the EGCI Stock from PPI to SAEA is being consummated in reliance upon exemptions from the Act, and that the EGCI Stock will constitute restricted securities, which must be held indefinitely unless the resale thereof is registered under the Act and applicable state law, or an exemption from such registration requirements is available.

     1.3 Restrictive Legend. Each of the parties understands and agrees that any and all certificates representing the Shares and the EGCI Stock shall bear the following legend:

     The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or under any other applicable federal or state laws or regulations, and may not be transferred unless (i) a registration statement is in effect under such Act and such other applicable laws or regulations covering the shares, or (ii) the shares are exempt from such registration requirements.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF EGCI and PPI

     EGCI and PPI hereby represent and warrant to SAEA that:

     2.1 Organization. EGCI is a corporation duly organized, validly existing and in good standing under the laws of Florida, has all necessary corporate powers to own its property and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     2.2 Capital. The authorized capital stock of the EGCI consists solely of 200,000,000 shares of common stock of $.001 par value per share, of which 149,537,175 shares are issued and outstanding and of which 142,936,749 shares (approximately 94%) are held by PPI, and 50,000,000 shares of preferred stock of which no shares are issued or outstanding. PPI has, and at the Closing will transfer to SAEA, good and marketable (legal and beneficial) title to the EGCI Stock, free and clear of all liens, pledges, proxies, voting trusts, encumbrances, security interests, claims, charges, and restrictions whatsoever, and there are no outstanding purchase agreements, options, warrants, or other rights of any kind whatsoever entitling any person or entity (collectively, a "Person") to purchase or acquire an interest in any of the EGCI Stock or restricting their transfer in accordance with this Agreement. All of the shares of EGCI Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the shares of EGCI Stock have been issued in violation of any federal, state or other law pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any Person. There are no issued or outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating EGCI to issue or to transfer from treasury any additional shares of its capital stock except as described in Exhibit B.

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     2.3 Financial Statements. As used in this Agreement, the term:

     "Current Financial Statements" shall mean the PPI's and EGCI's respective most recent unaudited balance sheet, prepared in the ordinary course of business, available at the date of this Agreement (the "Current Balance Sheets"), and the most recent related unaudited statement of operations, prepared in the ordinary course of business, available at the date of this Agreement (the "Current Income Statements"), copies of which are attached hereto as Exhibit C. "Financial Statements" shall mean the audited balance sheet, the audited statements of operations, comprehensive income, stockholders' equity and cash flows of the PPI and EGCI, respectively as of its fiscal years ended 1997, 1998 and 1999, respectively, copies of which are attached hereto as Exhibit C.

     PPI has delivered to SAEA, and there are attached hereto as Exhibit C, true and complete copies of the Current Financial Statements and the Financial Statements. The Financial Statements for PPI have been examined and reported on as described in Exhibit C by Hudson & Company Chartered Accountants. The monetary amounts in the PPI Current Financial Statements and Financial Statements are stated in Canadian dollars. In the EGCI Current Financial Statements and Financial Statements, the monetary amounts are stated in United States dollars. The Financial Statements (a) present fairly, accurately and correctly in all material respects, the results of operation of the EGCI and PPI, respectively, for the periods covered thereby and the financial condition of the PPI or EGCI as at the dates thereof; and (b) were prepared in conformity with generally accepted accounting principles of Canada for PPI and the United States for EGCI, applied on a basis consistent with prior periods. The Current Financial Statements have been prepared in the ordinary course of business in a manner consistent with the preparation by PPI or EGCI of such statements for prior periods. The Current Financial Statements present fairly, accurately and correctly in all material respects the results of operation of PPI or EGCI for the periods covered thereby and the financial condition of PPI or EGCI as at the dates thereof, and the Current Financial Statements accurately reflect in all material respects the books and records of account of PPI or EGCI.

     2.4 Authority. The Board of Directors of EGCI and PPI have authorized the execution of this Agreement and the consummation of transactions contemplated herein, and EGCI and PPI have full power and authority to execute, deliver, and perform this Agreement. This Agreement is a legal, valid and binding obligation of EGCI and PPI, and is enforceable against them in accordance with its terms and conditions.

     2.5 Ability to Carry Out Obligations. The execution and delivery of this Agreement by EGCI and PPI and the performance of their respective obligations hereunder in the time and in the manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions or constitute a default under any material license, indenture, mortgage, charter, instrument, articles of incorporation, bylaws, or other agreement or instrument of PPI or EGCI or to which either is a party, or by which either may be bound, (b) an event that would permit any party to any

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material agreement or instrument to terminate it or to accelerate the maturity of any material indebtedness or other obligation of PPI or EGCI, or (c) any event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of PPI or EGCI.

     2.6 Absence of Material Change. Except as set forth on Exhibit D:

          (a) Since the date of the most recent Financial Statement, the business and affairs of PPI and EGCI have been conducted only in the ordinary course.

          (b) Since the date of the most recent Financial Statement, (i) there has been no change in the condition (financial or otherwise), assets, liabilities, earnings, business, operations, affairs or prospects of PPI or EGCI, other than minor changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse; and (ii) there has been no damage, destruction, loss or other occurrence or development (whether or not insured against), that either singly or in the aggregate materially adversely affects (and neither PPI or EGCI knows, or has any reasonable grounds to know, of any threatened occurrence or development that could materially adversely affect) the assets, liabilities, earnings, business, operations, affairs or prospects of PPI or EGCI.

          (c) Since the date of the most recent Financial Statement, neither PPI nor EGCI has (i) declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed, or otherwise acquired, any shares of PPI or EGCI's stock; or (ii) changed any accounting practice followed or employed in preparing the Financial Statements or the Current Financial Statements.

     2.7 Litigation and Pending Proceedings. Except as set forth on Exhibit D, there are no material claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting PPI or EGCI, or either of their business, prospects or condition (financial or otherwise), or any of either of their properties or assets, or that would prevent the performance of this Agreement or any of the transactions contemplated hereby, or that declare the same unlawful or cause the rescission thereof. PPI and EGCI have complied with and are not in default in any respect under (and has not been charged or threatened with, and is not under an investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative), or any order, writ, injunction or decree of any court, agency or instrumentality.

     2.8 U.S. Federal Tax Status. EGCI is the parent of a consolidated group of corporations for the purposes of the U.S. Federal Income Taxes and EGCI has filed and will file a consolidated U.S. Federal Income Tax return for its group for the previous and the current U.S. Federal Income Tax Year.

     2.9 Full Disclosure. No statement, Exhibit, certificate, information, representation or warranty of PPI or EGCI contained in this Agreement, or

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furnished by or on behalf of either of them to SAEA or any of its agents pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make a statement contained herein or therein not misleading. All representations and warranties of PPI and EGCI contained in this Agreement are true and complete as of the date hereof, and will be true and complete as of the Closing Date.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SAEA

     SAEA hereby represents and warrants to EGCI that, except as set forth on an Exhibit to this Agreement:

     3.1 Organization. SAEA is a corporation duly organized, validly existing and in good standing under the laws of Kentucky, has all necessary corporate powers to own its property and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     3.2 Capital. The authorized capital stock of SAEA consists of 2,000,000 shares of preferred stock of which none is issued and fifteen million (15,000,000) shares of common stock of which 4,483,802 shares are currently issued and outstanding; all of such shares were duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of the preemptive or other rights of any Person. Further, the issuance of such shares complied in all respects with applicable securities laws. SAEA further represents that, except as set forth on Exhibit E, there are no other issued and outstanding subscriptions, warrants, options, debentures, instruments, convertible securities, or other agreements or commitments obligating SAEA to issue or to transfer from treasury any additional shares of its capital stock. When issued to PPI in exchange for the EGCI Stock, the Shares will be duly and validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or other rights of any Person.

     3.3 Financial Statements. The audited financial statements of SAEA are attached hereto as Exhibit F. The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by SAEA throughout the period indicated, and present fairly, accurately and correctly in all material respects, the financial position of SAEA as of the date of the balance sheet included in the financial statements, and the results of operations for the period indicated.

     3.4 Authority. The Board of Directors of SAEA has authorized the execution of this Agreement and the consummation of transactions contemplated herein, and SAEA has full power and authority to execute, deliver, and perform this Agreement and this Agreement is a legal, valid and binding obligation of SAEA, and is enforceable in accordance with its terms and conditions. No action on the part of the shareholders of SAEA is required for the consummation of the transactions contemplated hereby.

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     3.5 Ability to Carry Out Obligations. The execution and delivery of this
Agreement by SAEA and the performance by SAEA of its obligations hereunder in the time and in the manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaws, or other agreement or instrument to which SAEA is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of SAEA, or (c) any event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of SAEA.

     3.6 Full Disclosure. None of the representations and warranties made by SAEA herein, or in any exhibit, certificate or memorandum furnished or to be furnished by SAEA, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

     3.6 Good Title. Other than as described in Exhibit E, SAEA has good and marketable title to all of its property free and clear of any liens, claims and encumbrances of any nature, form or description.

     3.7 Absence of Material Change. Except as set forth on Exhibit E:

          (a) Since the date of the most recent financial statements referenced in Section 3.3, the business and affairs of SAEA have been conducted only in the ordinary course, consistent with its current business plan.

          (b) Since the date of the most recent financial statements referenced in Section 3.3, (i) there has been no change in the condition (financial or otherwise), assets, liabilities, earnings, business, operations, affairs or prospects of SAEA, other than minor changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse; and
(ii) there has been no damage, destruction, loss or other occurrence or development (whether or not insured against), which either singly or in the aggregate materially adversely affects (and SAEA does not know, or have any reasonable grounds to know, of any threatened occurrence or development that could materially adversely affect) the assets, liabilities, earnings, business, operations, affairs or prospects of SAEA.

          (c) Since the date of the most recent financial statements referenced in Section 3.3, SAEA has not (i) declared or paid any dividends or made any other distribution on or in respect of its shares except as described in Exhibit G; or (ii) changed any accounting practice.

     3.8 Litigation and Pending Proceedings. Except as set forth on Exhibit H, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or

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affecting SAEA or its business, prospects or condition (financial or otherwise), or its properties or assets, or that would prevent the performance of this Agreement or any of the transactions contemplated hereby, or that declare the same unlawful or cause the rescission thereof. SAEA has complied with and is not in default in any respect under (and has not been charged or threatened with, and is not under an investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative), or any order, writ, injunction or decree of any court, agency or instrumentality.

     3.9 Tax Matters. SAEA has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports that are required to be filed. SAEA has paid or withheld all taxes, assessments and other governmental charges upon it or its properties, assets, income, receipts, payrolls, transactions, capital net worth or franchises, other than those currently payable without penalty or interest and as to which adequate reserves have been set aside on the books of SAEA. No tax return of SAEA is currently under examination by the Internal Revenue Service or any other taxing authority, nor is the Internal Revenue Service or any other taxing authority now asserting or threatening to assert against SAEA any adjustment, deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

     3.10 Employment Issues. There are no employment contracts or agreements, or understandings of any kind or nature which give rise to a claim of a right to employment or special benefits or compensation between SAEA and any person, including without limitation, its officers, directors, shareholders and employees. SAEA does not maintain any employee bonus, pension, profit-sharing, stock option, incentive, deferred compensation, hospitalization, medical, insurance or other employee benefit plan.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Investigative Rights. From the date of this Agreement until the Closing date, each party shall provide the other full access during normal business hours to all such party's properties, books, contracts, commitments, and records for the purpose of examining same.

     4.2 Conduct of Business. Prior to the Closing, SAEA, PPI and EGCI shall each conduct its business strictly in the normal and ordinary course and shall not sell, pledge or assign any assets without the prior written consent of either party. Neither SAEA or EGCI shall amend its articles of incorporation or Bylaws (other than the amendment of SAEA's articles of incorporation to create the series of Preferred Stock), declare or pay dividends or other distributions (other than that declared by SAEA on October 6, 2000 and an additional distribution by SAEA with a record date before the Closing in an amount to reduce the net value of SAEA to approximately $0.00), redeem or sell (or enter into an agreement or commitment to redeem or sell) stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets or settle or discharge any balance sheet receivable other than in the normal

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course of business. PPI and EGCI hereby acknowledge and agree that any funds held by SAEA identified on Exhibit X are intended to be distributed to those persons who were shareholders of SAEA prior to consummation of the exchange contemplated herein. Therefore, PPI and EGCI agree that such distributions (whether they take place before or after this Agreement is executed), shall have a record date necessary to effectuate the foregoing intent.

     4.4 Officers. Effective at the Closing, all of the officers of SAEA shall resign.

     4.5 Insurance. EGCI and PPI shall cause and procure that SAEA shall maintain in full force and effect any and all existing insurance policies (or their equivalent) (including, without limitation, directors and officers insurance) in place as of the Closing for a continuous five (5) year period thereafter (or longer to the extent prepaid and fully expensed prior to the Closing).

     4.6 Other Actions. Prior to or concurrently with the Closing, the parties shall take the actions described in the Closing Memorandum attached hereto as
Schedule 4.5 and incorporated herein by this reference.

     4.7 Noncircumvention; Rescission. SAEA shall, and it shall cause its officers and directors to, take no action (or omit to take any action) that would tend to delay, hinder, prohibit, circumvent or otherwise cause PPI or EGCI not to obtain the benefits contemplated by this Agreement. The parties hereby acknowledge and agree that PPI would not obtain or realize the benefits intended to be derived from the transactions contemplated hereby if either (a) SAEA's shareholders fail to approve the amendment (the "Amendment") to SAEA's articles of incorporation increasing the authorized number of shares SAEA may issue, which approval is necessary to convert the Preferred Stock, or (b) PPI's ability to vote the Shares is restricted or otherwise limited in any material respect. Therefore, the parties agree that PPI shall have the absolute right to rescind if either of the foregoing events occurs. This right to rescind shall expire upon the adoption of the Amendment by the SAEA shareholders or six months after the Closing Date, whichever occurs first.

     4.8 Amendment. PPI shall use its best efforts to cause the Amendment to be adopted as soon as possible after the Closing. Such efforts shall include, without limitation, taking all steps necessary to cause a shareholders meeting of SAEA to be held promptly after the Closing at which the Amendment will be voted on and voting or causing to be voted all of the Shares in favor of the Amendment at that meeting. Failure to comply with this covenant shall void the rescission right set forth in Section 4.7.

                                    ARTICLE V

                   CONDITIONS PRECEDENT TO SAEA'S PERFORMANCE

     SAEA's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article V. SAEA may waive any of these conditions in whole or in part without prior notice; provided however, that no such waiver of a condition shall constitute a waiver by SAEA of any other condition of or any of SAEA's other rights or remedies, at law or in

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equity, if PPI or EGCI shall be in default of any of their representations, warranties, or covenants under this Agreement:

     5.1 PPI and EGCI Performance. EGCI and PPI shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     5.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by PPI and EGCI in this Agreement or in any written statement that shall be delivered to SAEA by PPI and EGCI under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     5.3 Financial Condition of EGCI. On the Closing Date, the assets and liabilities of EGCI shall not be materially different than the amounts shown on its balance sheet included hereto except for changes in the ordinary course of business.

     5.4 Financial Condition of SAEA. On the Closing Date, the assets of SAEA net of its liabilities shall be approximately zero ($0.00) subject only to the terms of the October 6, 2000 or any other cash distribution announced prior to Closing.

                                   ARTICLE VI

               CONDITIONS PRECEDENT TO PPI AND EGCI'S PERFORMANCE

     PPI and EGCI's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article VI. EGCI and PPI may waive any of these conditions in whole or in part without prior notice; provided however, that no such waiver of a condition shall constitute a waiver by PPI or EGCI of any other condition of or any of PPI or EGCI's other rights or remedies, at law or in equity, if SAEA shall be in default of any of their representations, warranties, or covenants under this Agreement.

     6.1 SAEA Performance. SAEA shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     6.2 Trading of SAEA shares. SAEA shares of common stock shall be eligible for trading on the NASD OTCBB upon completion of the transactions contemplated by this Agreement.

     6.3 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by SAEA in this Agreement or in any written statement that shall be delivered to PPI or EGCI by SAEA under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     6.4 Financial Condition of SAEA. On the Closing Date, the assets and liabilities of SAEA shall not be materially different from those shown on Exhibit F except as set forth in Exhibit E.

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                                   ARTICLE VII

                                     CLOSING

     7.1 Closing. The closing of this transaction (the "Closing") shall take place at the offices of the law firm of Frost Brown Todd LLC in Louisville, Kentucky on a December 1, 2000 unless another date is agreed to between PPI and SAEA (the "Closing Date").

     At the Closing the parties shall deliver the following in form acceptable to counsel to the parties or as set forth herein:

By SAEA:

     A. The Shares represented by stock certificates issued in amounts called for by and described in paragraph 1.1 above.

     B. Written resignations of all officers effective upon closing.

     C. A certificate of the President and Secretary of SAEA in form reasonably acceptable to PPI to the effect that the conditions to the Closing set forth in
Article VI of this Agreement have been met or stating with particularity in which way they have not been met.

     D. Such other documents as PPI and EGCI may reasonably request to effect the transactions contemplated by this Agreement.

By PPI:

     A. Stock certificates endorsed to SAEA representing 142,060,316 shares of EGCI common stock representing approximately 94% of the issued and outstanding stock of EGCI.

     B. A certificate of the President and Secretary of PPI and EGCI in form reasonably acceptable to SAEA to the effect that the conditions to the Closing set forth in Article V of this Agreement have been met or stating with particularity in which way they have not been met.

     C. Such other documents as SAEA may reasonably request to effect the transactions contemplated by this Agreement.

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                                  ARTICLE VIII

                                    REMEDIES

     8.1 Indemnification by PPI and EGCI. PPI and EGCI shall defend and hold SAEA's shareholders, officers and directors (collectively, the "SAEA Indemnified Parties") harmless from and in respect of, and shall pay to the SAEA Indemnified Parties the full amount of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney's fees resulting to any of them which, either directly or indirectly, arise out of, result from or relate to any breach of, or failure by PPI or EGCI to perform, any of their representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by PPI or EGCI under this Agreement.

     8.2 Indemnification by SAEA. SAEA shall defend and hold PPI and EGCI and their respective shareholders, officers and directors (collectively, the "PPI Indemnified Parties") harmless from and in respect of, and shall pay to the PPI Indemnified Parties the full amount of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney's fees resulting to any of them which, either directly or indirectly, arise out of, result from or relate to any breach of, or failure by SAEA to perform, any of their representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by SAEA under this Agreement.

     8.3 Legal Action and Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     8.4 Termination. In addition to the other remedies, any of the parties hereto may terminate this Agreement, without liability:

          (i) upon the failure of any condition not otherwise waived by the parties; or

          (ii) upon mutual consent of the respective boards of directors of SAEA and PPI.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     9.2 No Oral Change. This Agreement and any provisions hereof, may not be waived, changed, modified or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or, discharge is sought.

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     9.3 Non-Waiver. Except as other wise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged.

     9.4 Time of Essence. Time is of the essence of this Agreement and each and every part hereof.

     9.5 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereto and supersedes all prior agreements and understandings and merges any all such prior discussions and/or agreements herein.

     9.6 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Kentucky. Each party agrees that any action brought in connection with this Agreement against another shall be filed and heard in Jefferson County, Kentucky, and each party hereby submits to the jurisdiction of the Circuit Court of Jefferson County, Kentucky, and the U.S. District Court for the Western District of Kentucky, Louisville Division.

     9.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     9.8 Notices. All notices , requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of receipt if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows:

               SAEA: c/o Frost Brown Todd LLC
                     ATTN: James Huguenard
                     400 West Market Street, 32nd Floor
                     Louisville, Kentucky 40202-3363

        PPI or EGCI: c/o Peter Workum
                     Suite 500, 603 7th Avenue S.W.,
                     Calgary, Alberta T2P 2T5

     9.9 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties to this Agreement. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto. The SAEA shareholders immediately prior to the Closing shall be third party beneficiaries to this Agreement.

     9.10 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing of this Agreement.

     9.11 Expenses. Each party will pay its own legal, accounting and any other out of pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated. Without limiting in any way the generality of the foregoing, PPI and EGCI shall be solely responsible for paying any and all fees, costs and all other charges imposed by Stanley F. Wilson and Optimum Investments, Inc. in connection with this Agreement and the transactions contemplated hereby.

     9.12 Facsimile Signatures as Originals. Original signatures transmitted by facsimile communication shall constitute originals for the purpose of validly executing this Agreement.

AGREED TO AND ACCEPTED as of the date first above written.


STRATEGIA CORPORATION

By  /s/ Robert H. Loeffler
    ----------------------------
    Robert H. Loeffler, Chairman


PROPRIETARY INDUSTRIES, INC., Shareholder

By  /s/ Peter J. Workum
    ----------------------------
    Peter J. Workum, President


ENERGCORP, INC.

By  /s/ Peter J. Workum
    ----------------------------
    Peter J. Workum, President